ARTICLES OF INCORPORATION OF ROYALTY MANAGEMENT HOLDING CORPORATION

MARCH 1, 2025

These Articles of Incorporation of Royalty Management Holding Corporation (the "Corporation") shall become effective on the date of filing with the Secretary of State of the State of Florida.

ARTICLE I
CORPORATE NAME

The name of the Corporation is Royalty Management Holding Corporation.

ARTICLE II
PRINCIPAL OFFICE, MAILING AND REGISTERED ADDRESS

The initial principal office and mailing address of the Corporation is at the Law Office of Clifford J. Hunt, P.A., 8200 Seminole Boulevard, Seminole, Florida 33772. The registered office address of the Corporation is 8200 Seminole Boulevard, Seminole, Florida 33772 and the name of its Registered Agent at such address is c/o Law Office of Clifford J. Hunt, P.A. The Corporation may have other offices within or outside the State of Florida.

2025 MAR 20 AM 9:47

ARTICLE III
NATURE OF BUSINESS AND POWERS

The purpose of the Corporation shall be to engage in any and all lawful act or activity permitted under the laws of the United States, the State of Florida, and the Florida Business Corporation Act, as amended (the "Corporation Act"). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE IV
CAPITAL STOCK

SECTION 4.1 Classes of Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 110,000,000, of which 100,000,000 shares shall be Common Stock, $0.0001 par value per share (the "Common Stock"), and 10,000,000 shares shall be Preferred Stock, $0.0001 par value per share (the "Preferred Stock"). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders of Preferred Stock is required pursuant to the provisions established by the Board of Directors in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then the only stockholder approval required shall be the affirmative vote of a majority of the voting power of the Common Stock and the Preferred Stock so entitled to vote, voting together as a single class.

SECTION 4.2 COMMON STOCK DESIGNATIONS AND RIGHTS.

SECTION 4.2.1 Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

SECTION 4.2.2 Voting Rights. Except as otherwise provided herein or expressly required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power, and each holder of Common Stock shall have one vote in respect of each share of

stock held by such holder of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Articles of Incorporation (including any Preferred Stock Designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Articles of Incorporation (including any Preferred Stock Designation) or pursuant to the Corporation Act.

SECTION 4.2.3 Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

SECTION 4.2.4 Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of outstanding Preferred Stock, holders of the Common Stock shall be entitled, unless otherwise provided by law, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

SECTION 4.3 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, as determined by the Board of Directors. The Board of Directors is expressly authorized to provide for the issue, in one or more series, of all or any of the remaining shares of the Preferred Stock and to establish for each such series the number of its shares, the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and the designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock Designation"), all to the fullest extent now or hereafter permitted by the State of Florida law. The Board of Directors is also expressly authorized (unless forbidden in the applicable Preferred Stock Designation) to increase or decrease (but not below the number of shares thereof then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as otherwise expressly provided in any Preferred Stock Designation, (a) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (b) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or *pari passu* with the rights of the Common Stock, the Preferred Stock or any future class or series of Preferred Stock or Common Stock.

SECTION 4.4 SERIES A CONVERTIBLE PREFERRED STOCK: DESIGNATIONS AND RIGHTS.

SECTION 4.4.1 Designation, Amount and Par Value. The series of preferred stock shall be designated as the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock") and the number of shares so designated shall be Five Million (5,000,000) shares, which shall not be subject to increase without the consent of a majority of the holders of the Series A Preferred Stock (each a "Holder" and collectively, the "Holders") then outstanding. Each share of Preferred Stock shall have a stated value equal to One Dollar ($1.00).

SECTION 4.4.2 Voting Rights. The Series A Preferred Stock shall not be entitled to vote with respect to any question or matter upon which holders of Common Stock have the right to vote.

SECTION 4.4.3 Dividends and Other Distributions. The Series A Preferred Stock holders shall be entitled to receive, and the Company shall pay, cumulative dividends at the rate per share of 5.0% per annum,

payable calendar quarterly in cash, or at the Company's option, in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, or a combination thereof. Dividends on the Series A Preferred Stock shall be calculated on the basis of actual days of the year elapsed and shall accrue daily commencing on the date of issuance of the Series A Preferred Stock and shall be deemed to accrue from such date whether or not earned or declared. Dividends shall cease to accrue with respect to any Series A Preferred Stock converted, provided that, the Company actually delivers the Common Stock resulting from any conversion from Series A Preferred within five business days of the fully completed and executed conversion notice provided by the Holder to the Company. If at any time the Company pays dividends under this section partially in cash and partially in shares, then such respective payment(s) shall not be required to be distributed ratably among the holders of the Series A Preferred Stock and shall be done in a manner at the Company's sole discretion.

SECTION 4.4.4 Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive in preference to the holders of the Common Stock a per share amount equal to $1.00 per share.

SECTION 4.4.5 Beneficial Ownership Limitation. The Company shall not effect any conversion of the Series A Preferred Stock, and a Holder shall not have the right to convert any portion of the Series A Preferred Stock, to the extent that, after giving effect to the conversion of the Series A Preferred Stock to Common Stock, such Holder (together with such Holder's affiliates, and any persons acting as a group together with such Holder or any of such Holder's affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Series A Preferred Stock beneficially owned by such Holder or any of its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d) of the United States Securities and Exchange Commission's Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"). To ensure compliance with this restriction, each Holder will be deemed to represent to the Company each time it delivers a notice of conversion of Series A Preferred Stock to Common Stock, that such notice has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company's most recent periodic or annual report filed with the United States Securities and Exchange Commission, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. The "Beneficial Ownership Limitation" shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series A Preferred Stock held by the applicable Holder. The limitations contained in this paragraph shall apply to a successor Holder of Series A Preferred Stock.

SECTION 4.4.6 Conversion

(a) Conversions at Option of Holder. Each share of Series A Preferred Stock shall be initially convertible (subject to the limitations set forth in the section above), into 0.588235 shares of Common Stock (as adjusted as provided below, the "Conversion Ratio") at the option and discretion of the Holder(s) and at any time and from time to time. There is no additional consideration required to convert the Series A Preferred Stock to common shares. There is no expiration date on the Series A Preferred Stock and the Series A Preferred Stock is convertible to common shares on a cashless basis. Holders shall effect conversions by providing the Company with a conversion notice provided by the Company that is fully completed and executed by the Holder. The calculations and entries set forth in the Notice of Conversion shall control in the

absence of manifest or mathematical error. Shares of Series A Preferred Stock converted into Common Stock in accordance with the terms hereof shall be then restored and added back to the authorized shares of Preferred Stock, thereby available for additional future characterizations, designations, and issuances, as determined by Section 4.4.

(b) Automatic Conversion Upon Change of Control. All of the outstanding shares of Series A Preferred Stock shall be automatically converted into Common Stock upon the close of business on the business day immediately preceding the date fixed for consummation of any transaction resulting in a Change of Control of the Company. A "Change in Control" means a consolidation or merger of the Company with or into another company or entity in which the Company is not the surviving entity or the sale of all or substantially all of the assets of the Company to another company or entity not controlled by the then existing stockholders of the Company in a transaction or series of transactions. The Company shall not be obligated to issue certificates evidencing the common stock so converted unless certificates evidencing the shares of Series A Preferred Stock so converted are either delivered to the Company or its transfer agent or the Holder notifies the Company or its transfer agent in writing that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. Upon the conversion of the Series A Preferred Stock pursuant to this Section, the Company shall promptly send written notice thereof, by hand delivery or by overnight delivery, to the Holder of record of all of the Series A Preferred Stock at its address then shown on the records of the Company, which notice shall state that certificates evidencing shares of Series A Preferred Stock must be surrendered at the office of the Company (or of its transfer agent for the Common Stock, if applicable).

(c) Automatic Conversion Upon Share Price. Should the daily closing share price of the Common Stock be at $4.00 or greater (accounting for any adjustments described in Section 4.4.7 below) for thirty consecutive days, the remaining Series A Preferred Stock outstanding shall automatically convert to Common Stock, provided, however, that any automatic conversion of Series A Preferred Stock under this Section 4.4.6(c) shall not cause the holder to exceed the beneficial ownership limitation outlined in Section 4.4.5, in which case the number of Series A Preferred Stock that exceeds the Beneficial Ownership Limitation if converted to Common Stock shall remain unconverted until such time as the Holder does not exceed the Beneficial Ownership Limitation.

(d) Mechanics of Conversion

i. Reservation of Shares Issuable Upon Conversion; Fractional Shares. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Series A Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders, not less than such number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of the section below) upon the conversion of all outstanding shares of Series A Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable. Furthermore, upon a conversion hereunder, the Company shall not be required to issue stock certificates representing fractions of shares of the Common Stock, and any fractional shares created by any conversions hereunder shall be rounded to the nearest whole share of Common Stock.

ii. ii. Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of the Series A Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series A Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the

Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

SECTION 4.4.7 Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Company, at any time while the Series A Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company pursuant to this Series A Preferred Stock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Conversion Ratio shall be adjusted appropriately by the Company's Board of Directors. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend), then in each such event, the Holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification, or other change by Holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such capital reorganization, reclassification, or other change.

(c) Pro Rata Distributions. If the Company, at any time while Series A Preferred Stock is outstanding, shall distribute to any or all holders of Common Stock any evidences of its indebtedness, or any of the Company's assets whatsoever, or rights or warrants to subscribe for or purchase any security (each and collectively a "Distributed Asset"), then in each such case the Holders of the Series A Preferred Stock shall receive its proportional distribution of the Distributed Asset as if the Series A Preferred Stock were converted to Common Stock (plus any Common Stock Equivalents that may be entitled to receive a Distributed Assets) at the time of such distribution to the holders of Common Stock and/or Common Stock Equivalents.

ARTICLE V
TERM OF EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE VI
INCORPORATOR

The name of the incorporator of the Corporation is Clifford J. Hunt at the Law Office of Clifford J. Hunt, P.A., 8200 Seminole Boulevard, Seminole, Florida 33772.

ARTICLE VII
LIMITED LIABILITY; INDEMNIFICATION

SECTION 7.1 Limitation on Liability. To the fullest extent permitted by the Corporation Act, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Corporation Act hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the Corporation Act, as so amended. Any repeal or modification of this Paragraph A of Article VII by the stockholders of the Corporation shall be prospective only

and shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

SECTION 7.2 Indemnification. Each person who is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executors, administrators or estate of such person) shall be indemnified and advanced expenses by the Corporation, in accordance with the Bylaws, to the fullest extent authorized or permitted by the Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or any other applicable laws as presently or hereinafter in effect.

SECTION 7.3 Insurance. The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such expense, liability or loss under the Corporation Act.

SECTION 7.4 Repeal and Modification. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

ARTICLE VIII
Control Share Acquisition Statute Inapplicable

Section 607.0902 of the Florida Statutes regarding control share acquisitions is not applicable to this Corporation and shall not have any effect upon the voting rights relating to issued and outstanding shares of capital stock of the Corporation.

IN WITNESS WHEREOF the parties hereto have caused these Articles of Incorporation to be duly executed as of the day and year first written above by the officer thereunto duly authorized.

By: /s/: *Clifford J. Hunt*
Clifford J. Hunt, Esquire,
Incorporator

ACKNOWLEDGMENT

Having been named to accept service of process for the above-stated Corporation, at the place designated in these articles of incorporation, I hereby accept to act in this capacity, and agree to comply with the provisions of Section 607.0501 of the Florida Statutes relative to keeping open said office.

/s/: *Clifford J. Hunt*
Clifford J. Hunt, Esquire
Law Office of Clifford J. Hunt, P.A.